Exhibit 5.1

                        OPINION OF BAKER & McKENZIE LLP

June 5, 2006

China Biopharmaceuticals Holdings, Inc.
Suite 1601, Building A
Jinshan Tower,  No. 8 Shan Xi Road
Nanjing, Jiangsu, China

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have acted as counsel to China Biopharmaceuticals Holdings, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (Registration No. 333-132693, the "Registration Statement"), including the registration statement on Form SB-2 to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration under the Securities Act of 20,820,719 shares ("Shares") of the Company's common stock, $.01 par value per share. The Shares include 8,789,643 shares of the Company's common stock, 1,630,675 shares of the Company's common stock issuable upon conversion of the Company's Series A Convertible Preferred Stock and 10,400,401 shares of the Company's common stock issuable upon the exercise of warrants.

         We have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The 8,789,643 shares of the Company's common stock included in the Registratiion Statement that are currently outstanding have been duly and validly authorized and are validly issued, fully paid and non-assessable.

         2. The 1,630,675 shares of the Company's common stock included in the Registration Statement, which may be issued from time to time upon the conversion of the Company's Series A Preferred Stock, have been duly and validly authorized and, when issued upon conversion of the Company's Series A Preferred Stock in accordance with the terms and conditions thereof, and assuming no change in the applicable law or facts, will be validly issued, fully paid and non-assessable.

         3. The 10,400,401 shares of the Company's common stock included in the Registration Statement, which may be issued from time to time upon the exercise of the warrants, have been duly and validly authorized and, upon payment of the exercise price in accordance with the terms and conditions of the applicable warrants, and assuming no change in the applicable law or facts, will be validly issued, fully paid and non-assessable.

         The opinions expressed above are limited to the General Corporation Law of the State of Delaware.

         This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-B.

                                                     Very truly yours,

                                                      /s/ Baker & McKenzie LLP
                                                     BAKER & McKENZIE LLP